Exhibit 99.1

SEMTECH CORPORATION

Moderator:   Sandy Harrison

March 5, 2014

2:00 p.m. ET

Operator:

Good afternoon.  My name is (Rachel), and I’ll be your conference operator today.  At this time, I would like to welcome everyone to the Semtech Corporation Q4 fiscal year 2014 earnings release conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer session.

If you would like to ask a question during that time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key.

Thank you. And I will now turn the call over to Sandy Harrison. You may begin your conference.

Sandy Harrison:

Thank you, (Rachel).  Welcome to Semtech’s fourth quarter and fiscal year 2014 year-end conference call.  I’m Sandy Harrison, Director of Business, Finance and Investor Relations.  Speakers for today’s call will be Mohan Maheswaran, Semtech’s President and Chief Executive Officer and Emeka Chukwu, our Chief Financial Officer.  A press release announcing our unaudited results for the quarter ended January 26, 2014 was issued after the market closed today and is available on our Web site at www.semtech.com.

Today’s call will include forward-looking statements that include risks and uncertainties that could cause actual results to differ materially from the results anticipated in these statements.  For a more detailed discussion of these risks and uncertainties, please review the Safe Harbor statement included in today’s press release as well as the other risk factors section of our most recent periodic reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission.  As a reminder, comments made on today’s call are current as of today only.  Semtech undertakes no obligation to update the information in this call, should facts or circumstances change.

In addition, the financial statements released today as part of our press release and earnings conference call are preliminary and include a number of special charges for impairment and restructuring-related expenses.  These estimates constitute forward-looking statements under applicable securities laws.  The final special charges reported in our Form 10-K for the fourth quarter of 2014 could differ materially from the preliminary estimates that we announced today.  Any change in the amount of these special charges could have an effect on our net loss for the fourth quarter of 2014.

During the call, we may refer to pro forma or other financial measures that are not prepared in accordance with generally accepted accounting principles.  A discussion of why the management team considers non-GAAP information useful along with a detailed reconciliation between GAAP and non-GAAP results are included in today’s press release.  With that, I will now turn the call over to Semtech’s Chief Financial Officer, Emeka Chukwu.

Emeka Chukwu:	Thank you, Sandy. Good afternoon, everyone.

Semtech’s revenue for the fourth quarter of fiscal year 2014 was $126.5 million, slightly ahead of the midpoint of the revised range we provided in our December 18, 2013 update and represented a sequential decline of 10 percent from Q3 and the decline of 16 percent from Q4 of fiscal year 2013.  The quarterly decline in revenue was primarily attributable to the ongoing weakness in CapEx spending in the optical long-haul communications infrastructure market and the seasonal softness in the consumer market we typically see in our fiscal Q4.  Full year fiscal 2014 revenue was a record $595 million, up approximately 3 percent from fiscal year 2013.  The increase was attributable to growth in our Gennum product group.

In Q4 of fiscal year 2014, 73 percent of shipments were derived from customers in Asia, 15 percent from North America and 12 percent from Europe.  Also in Q4, direct sales represented approximately 53 percent of total revenue, while distribution made up 47 percent.  Bookings has improved throughout the fourth quarter and our book to bill was solidly above one.

Turns bookings accounted for 47 percent of shipments during the quarter.  Due to weak CapEx spending in the long-haul optical communication infrastructure market and the resulting steep erosion in the ASPs and the potential transition to internal solutions by some of our customers, the Company made a strategic decision in the fourth quarter of fiscal year 2014 to reduce the level of this investment in the long-haul optical market.

The Company also reorganized its product groups to take advantage of operating synergies, and align its spending to current demand levels.  These actions included reducing worldwide headcount by approximately 6 percent, terminating certain new product developments associated with the long-haul optical market and suspending some discretionary spending.  As a result, in Q4 the Company recorded special charges of $178.9 million for impairment and restructuring-related activities.  These special charges include one-time non-cash items of $147.4 million for the impairment of goodwill and other intangible assets, $15 million for inventory reserves, $6.8 million for fixed asset impairments and $6.5 million for contract commitments.*  The special charges also include $3.1 million of one-time cash items for termination benefits and other contract cancellation liabilities.

The Company also recorded $53.2 million in reserves for certain deferred tax assets driven by these special charges.  In Q1 of fiscal year 2015, we expect to incur additional cash charges of approximately $500,000 for termination benefits and costs to vacate certain premises.

Gross margin on a GAAP basis for Q4 of fiscal year 2014 was 42.5 percent, down from 59.1 percent last quarter and down from 58.4 percent a year ago.  The decline was driven by higher inventory reserves of approximately $15 million.  Fixed asset write-downs of approximately $4.3 million and $1.7 million in contract commitments associated with the strategic decision to significantly reduce investments in the long-haul optical communications market.  In Q1 of fiscal year 2015, we expect gross margin to be between 58.5 percent and 59.5 percent.

For the full year of fiscal year 2014, GAAP gross margin was 56.3 percent compared to 54.4 percent in fiscal year 2013.  Excluding the special charges recorded in Q4, gross margin for the full year would have been 59.2 percent.  Operating expense on a GAAP basis was $220.5 million for the fourth quarter of fiscal year 2014.  The significant sequential increase over the… [TECHNICAL DIFFICULTY] …due to the one-time nature of the Q4 special charges and the impact of our previously-announced expense reductions.  These segments were partially offset by the customary higher payroll-related expense associated with the new fiscal year.

We recorded an expense of $1.8 million in “interest and other” in Q4 of fiscal year 2014 compared to an expense of $2.1 million recorded in Q3.  The decrease in the expense amount was driven primarily by lower foreign exchange losses versus the prior quarter.  We expect to record an “interest and other” expense of approximately $1.8 million in Q1 of fiscal year 2015.

In Q4 of fiscal 2014, we recorded a tax expense of $42.3 million.  During the quarter, we recorded approximately $53.2 million of valuation reserve against our deferred tax assets, reflecting utilization concerns driven by the special charges.  This compares to a net tax benefit of $1.3 million in Q3.  We estimate our GAAP tax rate for fiscal year 2015 to be between 14 percent and 16 percent.

*                 As noted in the Company’s Current Report on Form 8-K/A filed March 7, 2014, approximately $2.5 million of the $6.5 million estimated charge for settlement of contract commitments is expected to be settled with cash.

The increase from our normal run rate is due to the recorded impact of the utilization concerns mentioned earlier and an expected higher mix of income from higher tax jurisdictions.  Our GAAP net loss for the fourth quarter of fiscal year 2014 was $210.8 million, or a loss of $3.12 per share on a fully diluted basis, down from GAAP net income of $12.5 million, or $0.18 per share in Q3, due to the special charges recorded during the fourth quarter.  Our GAAP net loss for fiscal year 2014 was $164.5 million, or a loss of $2.44 per share, down from GAAP net income of $41.9 million, or $0.62 per share for fiscal year 2013.

On a non-GAAP basis, excluding the impact of equity compensation, amortization of acquired intangibles, acquisition-related expenses, impairment of re-structuring-related charges, gross margin was 59.6 percent, up from 59.4 percent last quarter.  The higher gross margin was the result of a more favorable mix of Gennum products.  We expect non-GAAP gross margin in Q1 of fiscal year 2015 to be between 59 percent and 60 percent.  We believe that the more favorable mix from Gennum will continue to benefit gross margin and at some point offset the decline in the 40-gig, 100-gig products for the long-haul optical market.

Our Q4 operating expenses on a non-GAAP basis were down slightly to $55.3 million when compared to the prior quarter.  In Q1 of fiscal year 2015, we expect operating expenses to decline approximately 5 percent to 8 percent sequentially due to the cost reduction initiatives previously announced.  These savings will be slightly offset by higher payroll-related expenses due to increased work hours and higher payroll taxes.  Our non-GAAP tax rate was 15.6 percent in Q4 and approximately 10.6 percent in fiscal year 2014.  We expect our fiscal year 2015 non-GAAP tax rate to be in the range of 14 percent to 16 percent, slightly higher than our previous range due to expected higher mix of income from higher tax jurisdictions.

Our cash balance at the end of the fourth quarter of fiscal year 2014 was approximately $247 million of cash and investments, up slightly from $242 million at the end of Q3.  Cash flow from operations was up 16 percent in fiscal year 2014 to a record $118 million.  During the fourth quarter, we spent $15 million to repurchase 550,000 shares of stock.  The total outstanding authorization now stands at approximately $62.5 million.  Our share repurchase activity is designed to take advantage of market opportunities and minimize dilution from employee stock awards.  The primary use of cash continues to be to pay down our debt and repurchase our shares.

The Company also spent approximately $6.4 million on property, plant and equipment in the fourth quarter.  In Q1 of fiscal year 2015, we expect to spend approximately $9 million, primarily for test equipment and manufacturing capacity.  Depreciation for Q4 was approximately $5.8 million.

In Q1 of fiscal year 2015, we expect depreciation to decline to approximately $5 million, reflecting the impact of the fixed asset write-down in Q4.  In Q4 of fiscal year 2014, accounts receivable declined 11 percent sequentially, in line with revenue decline.  Days sales outstanding increased by a day to 51 days from Q3, above our target range of 40 to 45 days due to higher mix of revenue from customers with longer payment terms.  Net inventory in dollar terms declined 17 percent from Q3 of fiscal year 2014 to $60.3 million in Q4, and days of inventory went from 119 days in Q3 to 83 days in Q4, due to inventory write-downs and reserves associated with the reorganization.

In summary, despite our challenges in the second half of fiscal year 2014 was a record year for the Company.  We achieved record revenues and record cash flow from operations.  Going forward, we have realigned our operating expenses to invest in our future growth and to grow operating income faster than revenue, and we expect to strengthen our cash flow generation.  I will now hand the call over to Mohan.

Mohan Maheswaran:

Thank you, Emeka.  Good afternoon, everyone.  I will discuss our Q4 fiscal year 2014 performance by end market and by product group, discuss our fiscal year 2014 performance, discuss the reorganization of our product groups, and then provide our outlook for Q1 of fiscal year 2015.

In Q4 of fiscal year 2014, we achieved net revenue of $126.5 million, which was down 10 percent from Q3 of fiscal year 2014 and down approximately 16 percent from Q4 of fiscal year 2013.  We experienced weaker demand from the communications, industrial and consumer end markets, while the demand in the enterprise computing end market increased.  For the quarter, we posted non-GAAP gross margin of 59.6 percent and non-GAAP diluted earnings per share of $0.23 per share.

Our revenue by end market was as follows.  Communications revenue decreased and represented approximately 22 percent of total revenue.  High end consumer revenue decreased and represented 28 percent of total revenue, of which approximately 18 percent was attributable to hand-held devices and approximately 10 percent was attributable to other consumer systems.  Revenue from the industrial end market decreased and represented 26 percent of total revenue, and revenue from the enterprise computing end market increased and represented 23 percent of total revenue.

Now let me discuss the performance of each of our product groups.  In Q4, our Protection business declined 11 percent sequentially and represented 32 percent of Semtech’s total revenue.  The decline was primarily driven by seasonal softness in high end consumer and computing markets.  We believe the continued growth in the number of ports requiring Protection, the increasing of speeds of these ports and the increasing sensitivity of advanced lithography devices to ESD events provides continued future growth opportunities for Semtech in the high performance Protection market.  Q4 was once again another record design win quarter for our Protection business as we saw solid design win activity from all regions.

During the quarter, our Protection product group introduced several new high performance, small form factor protection platforms. The RClamp 0521Z uses Semtech’s ultra small packaging design to deliver low leakage current with ultra low capacitance, which is ideal for smartphone and other mobile applications that have space constraints but also require advanced ESD protection.  The micro clamp 0555T integrates five ESD protection devices into one single line package, reducing space in high end consumer applications.  These products are just two examples of how Semtech continues to drive innovation in the Protection field.

In Q1 of fiscal year 2015, we expect our Protection business to increase significantly from Q4, driven primarily by a recovery in smartphone demand and increasing demand from other high end consumer applications including wearables and tablets.

Revenue from our Gennum product group in Q4 increased 6 percent sequentially to represent 31 percent of total revenue.  The increase was primarily attributable to the increasing deployment of LTE base stations in China and growth from a number of growing enterprise computing markets.  In Q4, our video business also increased modestly as our latest 6G ultra-high definition video products gained momentum.  We expect the transition to the ultra-high definition video standards to be a major driver for our video products over the next several years as the video infrastructure worldwide upgrades to accommodate these new UHD standards.

Orders for Gennum products were a record in Q4, and design win activity for Gennum was also very robust in Q4 with traction from the PON, base station and data center markets.  Our Gennum business continues to progress very well with many new product releases, increasing design wins, and increasing customer traction across several fast growing segments in the data com and data center markets.  In addition, our video broadcast and surveillance businesses are also progressing well and we expect both businesses to drive future revenue growth.  As a result of record orders and increasing demand for both our enterprise computing and video products, we expect our Gennum business to increase significantly in Q1 of fiscal year 2015 and to achieve record revenues.

Turning to our Advanced Communications product group.  Revenue in Q4 declined 38 percent sequentially and represented 16 percent of total revenue.  The decrease was the result of continued delays in worldwide carrier CapEx spending.  In addition, we believe we have lost market share to an internal ASIC solution at Huawei in the long-haul optical market.  This may have been a contributor to the Q4 revenue decline, but will almost certainly have an impact on future demand.

The delays in global long-haul transmission infrastructure spending has driven increased price competition amongst OEMs resulting in lower pricing for 40-gig and 100-gig long-haul optical systems. The weak CapEx spending and lower average selling prices appear to have caused an acceleration in the deployment of lower cost second generation 100-gig coherent systems.  Huawei’s second generation 100-gig coherent system utilizes an internally developed ASIC with integrated DSP functionality, and Semtech does not have any silicon in this second generation system.

As a result of this architectural shift which occurred much sooner than we had expected, we anticipate that our optical long-haul SAM has shrunk significantly and we now expect that our 100-gig long-haul SerDes business will decline from approximately $110 million per year to approximately $30 million per year.  Consequently, we have also reduced our R&D investments in the optical long-haul business and downsized our Advanced Communications product group significantly to reduce operating expenses.  We do not expect to he see a recovery in this business at this time, but we do expect the business to stabilize at approximately the $30 million per year level.

While the optical long-haul exposure is definitely a challenge for us, we still believe that the overall communications infrastructure market remains attractive, and we continue to invest in emerging communications segments outside the long-haul optical segment.  As an example, the overall demand for our synchronization platforms is increasing, driven by an increase in the deployment of LTE base stations and aggregation equipment.  We expect that the demand for our synch platforms will continue to increase as customers replace legacy telecommunications equipment with IP-based equipment.  We also recently began sampling our next generation low noise, ultra low jitter PLL timing platform, which we expect will generate revenue in the second half of FY 2015 and become the first in a new portfolio of standard timing products.  In Q1 of fiscal year 2015, we expect our Advanced Communication business to decline significantly from Q4 of FY 2014 due to lower revenue from our long-haul SerDes products.

Revenue from our Wireless and Sensing product group was flat sequentially and represented 10 percent of total revenue.  Revenue from our industrial medical products increased in Q4, offset by seasonally lower revenue from our consumer sensing products.  We are excited by the potential in our Wireless and Sensing business as we anticipate future revenue growth from three emerging areas:  One, low power proximity sensing platforms for mobile consumer applications; two, advanced touch sensing platforms in smartphones and tablets; and three, low power wireless platforms driven by the evolution of the Internet of Things and the associated wireless ecosystem.

Semtech’s low power proximity sensing platforms offer the best-in-class sensitivity, ultra low power and robust immunity, which make them the ideal choice for applications where RF interference is an issue.  We expect to continue to see the broader adoption of proximity sensing solutions in new mobile systems.

In addition to our proximity sensing platforms, our advanced touch sensing business is expected to see preproduction revenue starting in Q2 of fiscal year 2015 and ramping significantly in the second half as one of our smartphone customers is expected to release its first high end smartphone with our advanced touch platform.

In the industrial market, our Wireless and Sensing product group continues to experience tremendous interest in our ultra low power LoRa wireless platforms.  A number of global service providers are initiating trials that incorporate our RF technology to connect the billions of sensors being deployed by the Internet of Things.  We expect the results of initial service provider trials to be completed in Q3 of fiscal year 2015 and orders for our LoRa products to ramp up in the second half of FY 2015.  Potential applications of sensor-based machine-to-machine networks using our wireless transceivers include connected smart parking systems, smart street lighting systems, fire safety systems, smart irrigation systems, air quality control systems and smart metering systems.

In addition to these IoT applications, we also believe that using the Internet for asset tracking purposes is going to drive additional growth opportunities for our ultra low power wireless transceivers as corporations use wirelessly connected sensors to track their mobile assets.  Design win momentum in both our industrial wireless business and our consumer sensing business is expected to result in significant revenue growth in FY 2015 for our Wireless and Sensing product group.  In Q1 of fiscal year 2015, we expect sales for our Wireless and Sensing product group to increase from Q4.

Now, let me turn to our Power Management and High-Reliability product group.  In Q4, revenue increased slightly and represented 12 percent of total revenue.  The increase was driven primarily by growth in high end consumer applications and from communications applications as we are benefiting from a pick-up in demand from the buildout of the Chinese wireless infrastructure.

In Q4, we also experienced a record level of design wins in our Power Management business as the new products that we have introduced over the past several quarters have begun to gain traction.  During Q4, the Power Management business unit released new leading edge power management platforms targeted at consumer and computing applications featuring an ultra small footprint and very high efficiency.  Our Power Management and Hi-Rel business is starting to execute much better, and new product releases and design wins are beginning to increase, which gives us confidence that this business is going to increase in FY 2015.

In Q1 of fiscal year 2015, we expect our Power Management and High-Reliability revenue to be approximately flat.  In Q4 of FY 2014, we saw total Company distribution POS increase by approximately 6 percent over the prior quarter.  Distributor inventory decreased significantly by 14 days from 73 days in Q3 of 2014 to 59 days in Q4.  This is well below our 70 to 80 days channel inventory model and indicates that the channel is under inventoried should overall demand increase.  Our distributor business, much like the overall Semtech business, is very well balanced with 51 percent of the total POS coming from consumer and enterprise computing end markets and 49 percent of total POS coming from industrial and communications end markets.

Now, let me comment on our fiscal year 2014 performance.  In fiscal year 2014, revenue increased 3 percent from fiscal year 2013 to achieve a record $595 million.  This is the seventh record revenue year in the last eight years for Semtech.  Other milestones in FY 2014 include stable non-GAAP gross margins above 60 percent, a record 8,352 design wins, 89 new product releases, a record $118 million of cash from operations, and record Gennum product group revenues.

In addition, in FY 2014 Semtech was named by the Global Semiconductor Association as the best financially managed semiconductor company, was named by Forbes as one of America’s best small companies, and was named by Fortune as one of the fastest 100 growing companies.  We are very proud of our accomplishments and recognition in FY 2014 and believe we are well positioned to continue to deliver solid operating performance in the future.

While the first half of FY 2014 started off very strongly, inventory builds in the smartphone and communications segment and the continued push out of worldwide carrier CapEx spending in the optical long-haul segment weighed on our second half results.  However, despite the second half weakness and the potential loss of share in our long-haul optical business, we believe that with our new growth engines, diversified product portfolio and balanced end markets, diverse customer base and balanced geographical exposure, Semtech is well positioned for future revenue and earnings growth.

Now, let me discuss our recent reorganization.  With the decline in our optical long-haul SerDes revenue, we needed to refocus our R&D investments on more attractive market segments, and so we made the decision in Q4 to realign our product groups.  In Q4, we merged our Gennum product group together with our optical long-haul SerDes business within our Advanced Communications product group into a newly formed Signal Integrity product group.  This newly formed business will include all of our SerDes and clock data recovery platforms, our physical media platforms, our back plane platforms and our video platforms.

Our new Signal Integrity product group now reports to Gary Beauchamp, who previously ran our Gennum business.  This new product group is responsible for leading our strategy and creating new signal integrity platforms for the communications, enterprise computing and industrial markets.  In Q4, we also merged our Timing and Synchronization business with our Wireless and Sensing product group to form a new Wireless, Sensing and Timing product group.  This new product group is responsible for all Semtech’s wireless, sensing and timing platforms.  This group is managed by Alain Dantec, who previously ran our Wireless and Sensing product group.

Our third product group is our Protection, Power and High-Reliability product group that is managed by Jeff Pohlman.  Jeff is already running all three subproduct groups today.  This product group is responsible for all Semtech’s Protection, Power Management and High-Reliability platforms. In future quarters, we will report on all three product groups and we expect to provide revenue details on each of the main subproduct groups.

Now, let me discuss our outlook for the first quarter of 2015.  Based on recent strong bookings trends and our backlog entering the quarter, we are currently estimating Q1 net revenue to be between $127 million and $133 million.  To attain the midpoint of our guidance range, or approximately $130 million, we needed a net turns orders of approximately 46 percent at the beginning of Q1.  We expect our Q1 GAAP earnings to be between $0.10 and $0.14 per diluted share and our Q1 non-GAAP earnings to be between $0.28 and $0.32 per diluted share.  I will now hand the call back to the operator and Sandy, Emeka and I will be happy to answer any questions.  Operator?

Operator:	At this time, if you would like to ask a question, please press star one on your telephone keypad. And your first question is from the line of Steve Smigie with Raymond James. Your line is open.

Steve Smigie:	Real quickly on the sensor products. I was hoping you could talk a little bit more about the touch sensor and what it is that that actually does and how it’s maybe unique from other touch sensors.

Mohan Maheswaran:

Yes, Steve, it’s a new technology. It’s a new capability. We are under NDA with a customer until they release it so I can’t give you too much detail unfortunately. But it is very different. It’s been in development for about three years now with the customer and it’s very specific to their platform. So it’s a new approach. It remains to be seen how successful that approach will be with the end consumer, but it is promising.

Steve Smigie:	OK. And then for the proximity sensors, can you give us any more detail on what type of proximity sensor that is and provide some other detail?

Mohan Maheswaran:

Proximity sensors are essentially just detecting the difference between human and inert materials like a table and stuff like that. When you have an LTE based radio in a tablet or any type of mobile device, it’s very important that the power is reduced when you put the device on your lap or something like that. So our proximity sensing devices are somewhat differentiated. They have a very good sensitivity and they also have very good immunity to RF signals. So we seem to be getting very good traction.

Steve Smigie:

Just finally on the margin side, can you talk a little bit about how we should think about the OpEx dollars going over the next couple quarters, will we still see some dollar declines as the restructuring actions take place?

Emeka Chukwu:	Yes, you’ll probably see a little bit more, Steve, but I think my guidance would be that we would expect operating expenses to be in the $50 to $53 million range per quarter.

Steve Smigie:	OK. Great. Thanks, guys.

Operator:	Your next question is from the line of Ian Ing from MKM Partners. Your line is open.

Ian Ing:

Yes, thank you. Just a clarification on the way the old Advanced Communications segment stabilizes. So I hear you’re going to talk about long-haul going to $30 million a year. I thought the Top-Sync products were 50, 60 – 50 to $60 million a year, so I’m getting about 20 a quarter which is where you are right now. Is there something I’m missing or are we shipping below demand right now.

Mohan Maheswaran:	The Top-Sync revenue is much smaller than that. I think we’re closer to the $20 million a year kind of number.

Ian Ing:	OK. And any implications on gross margins. I thought these were sort of richer mix products in long-haul. Might you be able to sell some written down inventory?

Mohan Maheswaran:

The gross margins in our SerDes business were very high. They are being offset by the strength in our Gennum business. So ordinarily with the decline in our optical long-haul business one would expect the Company’s gross margins to come down, but I think because some of our other business is doing so well, I think it’s offsetting that.

Emeka Chukwu:

I think Mohan made the point that with the decline in the 40 gig, 100 gig, definitely, that is a headwind to gross margin. But I think because our Gennum business is actually doing very well and, as Mohan did allude to the timing business as also having very high gross margins, it’s also doing very well, I think they’re really helping us to keep our gross margins toward the high end of our target range.

Ian Ing:

OK. If I could fit one more in. Protection. People obviously expect some strong seasonality in smartphones. You’re also talking about wearables and tablets. Could you talk about those a little bit more, about those opportunities, and could they really move the needle versus smartphones.

Mohan Maheswaran:

We hope so. We’ve got good traction. The question is whether consumers end up buying these things. The good news is I think the smartphone business — obviously Samsung has got a new launch coming out and there are some other opportunities we have with other manufacturers and then, on top of that, these wearables and the tablets. All these areas are doing quite well for us. A lot of good design wins, good momentum. It’s really just a question I think of how well adopted those devices become.

Ian Ing:	OK. Thank you very much.

Operator:	Your next question is from the line of Harsh Kumar with Stephens. Your line is open.

(Richard):

It’s Richard in for Harsh. Just wanted to ask a question on your bookings. You said it’s improved during the quarter. Is there a particular product or end market that you’re seeing the strength coming from?

Mohan Maheswaran:

Well, bookings out of our Gennum business have been very strong. I would say driven mostly by all areas but the optical area from the base station, long-haul side, very strong in the PON side, it’s strong in the data center side, even the video side is doing OK I would say. Protection obviously because this is, as I just mentioned — we’re starting to see the pick-up of the consumer business as well and doing quite well. And then in general I would say Wireless and Sensing is starting to pick up. It’s really pretty broad. I would say specifically the consumer and the enterprise computing segments are doing very well.

(Richard):	Moving on to the Gennum product line, can you give us a sense on what you’re seeing from the competitive landscape?

Mohan Maheswaran:

Nothing’s really changed. I think on the optical side, the data com, enterprise computing side, we see TI, we see I think Mindspeed a little bit, Maxim, same competitors. Then on the video side it’s mostly Mindspeed and TI. No new competitors in those areas and the Gennum business continues to do very well.

(Richard):	Great. Thank you.

Operator:	Your next question from the line of Andrew HuangHuang with Sterne Agee. Your line is open.

Andrew Huang:

Take a step back and look at fiscal 2015 for the full year. Clearly you’re having some big issues with Advanced Communications but should we think about the rest of the business, that there’s going to be enough strength in the rest of the business to basically get you flat in revenue for the full year? Is that that kind of a good way to think about it?

Mohan Maheswaran:

That’s a good way to think about it, Andrew. We’re going to try. Obviously a lot depends on how strong the second of half is and specifically some of the new areas that I talked about. We have a number of good opportunities and good things happening, for example on the touch sensing which I talked about, the proximity sensing on the wireless side, protection side, the smartphones again. And we have a bunch of other areas that I think are potentially good growth drivers for us in the second half. But we do have this headwind. Obviously we’ve got a large revenue to offset here.

Andrew Huang:

OK. And then along those lines, like if you do manage to be flat for the year, that would kind of imply pretty steady ramp up each quarter. So should we expect that there would be some opportunities for operating leverage as that happens throughout the year?

Emeka Chukwu:

Yes. Definitely, that is the case, that is the reason why we took some of the actions that we took with regard to operating expenses and obviously it was to respond to the current state of demand as we see it now. But more importantly, we took those actions to position us very nicely to really grow our earnings much faster than the revenue growth. That’s the opportunity. That is the plan. And hopefully that comes about.

Andrew Huang:	Thank you very much.

Operator:	Your next question is from the line of Doug Freedman with RBC Capital Markets. Your line is open.

Doug Freedman:

Great. Thanks for taking my question, guys. Mohan, could you focus in on the Protection business for us a little bit? That business in the back half of last year definitely struggled a bit as you mentioned, the handset saw some inventory. You are guiding it up if I heard correctly, but we’re still a long ways from getting back to sort of peak revenues that you saw there. What will it take for us to see that happen again?

Mohan Maheswaran:

Well, so if I go back to the peak was back in Q1 of FY 2014, Doug, and really the quarter of before that, Q4 of FY 2013, Samsung was building up a lot of inventory for it’s S-4 release and there was a huge expectation of what that demand was going to look like. And so in the end, I think everyone realized that the first half there was too much inventory built. The demand wasn’t as strong and that’s everybody who had any Samsung business in the second half I think. Now we’ve gone through all of that, we’re seeing the growth in Q1. Samsung but other product devices, but this time I think the demand is more muted. I don’t think there’s quite the same level of expectation.

As I mentioned in response to another question, we have a lot of design wins in a lot of different applications, wearables, different types of smartphones and different communications equipment and I’m pleased with the little bit more diversity in the wins and obviously if the one or two of these smartphones does very well, then I think we can get back to those high numbers. But it’s going to be a little bit more challenging I think to get back to the $58, $60 million level without one of those main drivers.

Doug Freedman:

All right. If you could also look at when we look at your business, can you give us a sense of what you think seasonality is going to look like? Are there things that you expect to happen this year that might alter what we’ve been modeling for the rest of the businesses in a seasonal nature?

Mohan Maheswaran:

For sure this year we expect the second half to be quite strong to be driven by our touch-sensing platform. The customer that I mentioned — they will be ramping in Q3 so that will definitely drive a second half strength for us if that occurs. Also, I think the design wins in the proximity sensing and the wireless side will both materialize in the second half. We probably are going to go back to what was our historical seasonality which is Q2 and Q3 particularly being much stronger I think than in other years, previous few years. Communications, which is a bit lumpy, has been somewhat challenging to get any type of seasonality forecast going. But I think this year we should see a strong Q3.

Doug Freedman:	Great. Thanks for taking my questions.

Operator:	Our next question is from the line of Rick Schaefer with Oppenheimer. Your line is open.

Rick Schaefer:

Yes, thanks, guys. I guess my first question’s on the back on the optical business for a second. When do we expect the optical business to sort of bottom out or I guess how fast, or when do we get to that sort of $30 million run rate?

Mohan Maheswaran:	Well, we’ve modeled in that for Q1, Rick. So that’s what we’ve modeled in. We’re basically saying we’re at the bottom and we’ll see what happens after that.

Rick Schaefer:	OK. So optical is upside it sounds like, if anything. It could be better than that, is that the right way to think of it?

Mohan Maheswaran:

We believe so. It is difficult to say. What’s happened in our optical business — we had the pushout on the carrier side and the demand obviously dropped in the second half and in this business at least in my experience in this business many of the optical systems don’t move so quickly. It’s not like a consumer business where you get designed out so quickly. So my sense is if there’s a lot of carrier CapEx spend that comes back, then we might see the demand come back to some extent but we don’t want to call it that way. We have reduced our investments in this area. The SAM shrunk for us because of the move by Huawei to an internal ASIC so my sense is that I don’t think it’s such an attractive space and, therefore, I think it’s better to model it in at a lower number and then we’ll plan on other areas driving the growth.

Rick Schaefer:

Got it. And my second question, just real quick, just to clarify. I know last quarter you talked about having a push-out of one big order from one large new customer. Is that the same customer that we’re talking about for touch in the third quarter ramping?

Mohan Maheswaran:	Yes. They just moved out by six months, basically.

Rick Schaefer:

Got it. Got it. My last question is just you guys have obviously had a pretty good successful M&A track record. How big of a role is M&A going to play in that billion dollar target you threw out there for revenue and sort of, if you could give us any color, or kind of steer us toward what kind of technology potentially looks interesting to you guys?

Mohan Maheswaran:

I think it’s still going to play an important role in our future growth. We have really transformed the way Semtech looks today, our competencies, our capabilities, our product lines, our customer base, really we’ve transformed that and SMI was the first big deal and while it has some challenges now, we still have a lot of competencies that we acquired through that acquisition that are helping us in many areas. I think it’s important for us to continue to do that.

That is our goal, to become a diversified analog Company and to continue to drive that approach. It’s important for us to execute organically as well and I think I’ve always said that we won’t just go do acquisitions to offset an issue we have in the Company. We have to fix the issue first and then get ourselves back on track before we can acquire new growth engines.

And so I think with what we have going on in the Company, the beauty is there are so many exciting emerging application spaces that we’re touching. I think we’re going to find some new opportunities to acquire some assets and potential companies. You can look at the wireless side, you can look at the sensing side, you can look at when power comes back, this is also a lot of additional product areas and IP areas we haven’t really participated in the past, and I think they’re important for us to participate in, in the future. So we’ll see. I don’t want to give you any specific areas, Rick.

Rick Schaefer:	OK. All right. Thank you.

Operator:	Your next question is from the line of James Schneider with Goldman Sachs. Your line is open.

James Schneider:

Good afternoon, thanks for taking my question. With regard to the proximity sensors, the ramps that you have coming up, is that primarily with one customer or is that across a broader suite of customers, if you can talk about exactly how broad that would be helpful.

Mohan Maheswaran:

Let me clarify, Jim. We have two areas, one is proximity sensing and the other is the touch sensing side. On the proximity sensing side we have a number of products going to many different customers, many different application areas. The ones that are most likely to drive the most revenue are on the tablet side, hand-held and kind of mobility kind of applications on the proximity side. On the other side is the touch sensing side and the touch sensing side is a specific customer that we developed a product with over the last few years that is going to build — has already built this capability into their smartphone and will release —are due to release the phone the second half of last year and that pushed out by six months — they’re going to release the first phone with this capability, preproduction Q2 and then release it in Q3.

James Schneider:	Understand. So just to clarify, you are seeing the benefits of the proximity even now in the first quarter?

Mohan Maheswaran:	Yes.

James Schneider:

And then as a follow-up, just want to get a sense for what you’re seeing on the distributor side of things. You talked about the channel being under-inventoried. Have you seen any evidence that the POS is picking up materially and if so, in what geographies are you seeing that?

Mohan Maheswaran:

Yes, POS seems to be quite strong at the moment and I would say it’s fairly broad. The regions that seem to be doing best actually are Asia, Japan and North America — I think are the ones that seem to be doing the best and then Europe also. So it’s fairly broad. It’s not one specific area. It’s quite a positive sign, actually.

James Schneider:	That’s helpful. Thank you.

Operator:	Your next question is from the line of Craig Ellis with B. Riley. Your line is open.

Craig Ellis:

Thank you for taking the question. Mohan, I wanted to go back to the three new product groups with a higher level question. Can you characterize the growth rates that you’d be satisfied with those three maybe as a function of GDP and, as we look across the three new groups, can you help us segregate where we might see the best growth, and which would be lower on the list?

Mohan Maheswaran:

Yes. So first of all, obviously as a Company we normally say we want to grow 3 percentage points above industry. This year will be a little bit more challenging to do that just because of our Advanced Communications headwind. That goes into our Signal Integrity product group. It will be more challenging for that group to grow. Our Gennum business is really growing very nicely and I expect that to continue to grow double digits, double-digit percentage, maybe low teens.

And so that will somewhat offset the decline in our optical long-haul business. The fastest growing business without question, if things go to plan, will be our Wireless, Sensing and Timing business because all of those subproduct groups have new growth engines and new traction and so we should see really, I would say, in the 20 percent type of range in the Wireless Sensing and Timing business, and then the Protection, Power and Hi-Rel business, Protection probably in the low single digits and the Power and Hi-Rel hopefully in the high single digits and then accelerate as we get more traction would be the way I would look at it.

Craig Ellis:

That’s helpful. Thank you. A follow-up on Protection. Through the year last year there was an emphasis on penetrating some of the local China smartphone manufacturers. Is that part of the growth store I have this year? Should we really be focused on some of the things that you mentioned like new applications such as wearables?

Mohan Maheswaran:

I think both. We do have good relationships in Asia. We have traction in the China region. And so I do expect to get some traction there and some growth there. We don’t know enough about how successful their phones are doing in other parts of the world but certainly it’s our plan to be successful in China.

Craig Ellis:

OK. And then my last question, and it may be more for Emeka. It’s on the same theme of looking at new business units. Why wouldn’t this be an opportunity for another round of expense tightening as the Company moves to this new structure after the groups have some synergies together and you can really look at where the core capabilities are and driving some leverage out of those core capabilities.

Emeka Chukwu:

Like I said in my prepared remarks, Craig, in working out the expense reductions I think we’ve already taken that into account. Do remember that in the first half of last year our OpEx run rate was in the range of $60 million a quarter. And now we’ve taken that down from 60 down to 50 or $53 million. So that is a significant reduction. And I know it’s probably, I give a lot of credit to our team here. We identified the issues. We made these plans, reorganized the businesses and that — the benefit of all of that is already incorporated into the OpEx guidance that I’ve given.

Mohan Maheswaran:

Let me add, Craig. I think we are a Company that’s very focused on return on R&D. If we don’t see the return on R&D materializing then we will change things. But I think the end of the day, we’re growing very fast. The Company’s diversifying and we see plenty of opportunities for us to keep driving new innovation into the marketplace. So we should continue to do that, I think.

Craig Ellis:

OK. Last one from me. I thought when I heard your response to an earlier question from Rick on M&A, Mohan, that there seemed to be more of an open door toward doing something than what I thought I detected last year which was I thought a greater emphasis on debt paydown. Has there been a change at the margin in how you’re looking at M&A and if so how significant is it in.

Mohan Maheswaran:

I wouldn’t say it’s a change, just a fact. We acquired Gennum. I looked for two years for us to integrate an acquisition and to get the full benefit of it and start to really drive the strategy side, and I think with Gennum that’s going very well. So obviously we have this bit of a headwind which has changed our thinking a little bit in the sense that we’re not going to look at the optical long-haul space and there’s some areas that are less attractive now to us. But other than that, no, I think we’ve always been open to it. We just have to find the right strategic fit and then the right financial fit also.

Craig Ellis:	Makes sense. Thanks.

Operator:	Your next question is from the line of Liwen Zhang with Blaylock. Your line is open.

Liwen Zhang:	Thank you for taking my question. First one is in terms of gross margin. Emeka, you mentioned earlier gross margin would stay likely stay at the high end of the target range. Is this for long-term?

Emeka Chukwu:

No, I think I was talking more about the expectations for this fiscal year. Gross margins will be 59 to 60 percent. We probably expect gross margins to be in that range for the year. As you know - the key driver for our gross margins is the mix of our revenues. So if there is a quarter where you have more of the mix towards the consumer and high end computing, you’ll probably feel a little bit more pressure on gross margins than if we have more of the mix coming from industrial and communications, where there is a bias towards the high end of that range. So in the next few quarters, we expect those to clear within the 59 to 60 percent range.

Liwen Zhang:	OK. Thank you. And next one is to Emeka. In terms of your Touch sensing products, is this a function similar to hovering feature?

Mohan Maheswaran:

Yes, I’d say it’s similar. That’s all I can say. As I said, we’re under NDA. I can’t give you any more technical details on this. It is a differentiated feature. It doesn’t exist out there today, as far as I’m aware.

Liwen Zhang:

OK. And I believe your product is like a two Channel ones and some competitor’s products are one channel. What’s the difference? Maybe you can teach me if you don’t want to answer on the call. What’s the difference between a two channel and a one channel?

Moham Maheswaran:

It’s just the way the sensing is being done on the type of display and the different feature set. Each manufacturer has their own architecture, and they try to do different things and some requirements just require two channels, some require one.

Liwen Zhang:	OK. Thank you.

Operator:	And once again, ladies and gentlemen, that’s star one if you would like to ask a question. Your next question is from the line of Steve Smigie with Raymond James. Your line is open.

Steve Smigie:

Thanks for the follow-up opportunity. Mohan, on the growth in the power side you sort of referenced the future growth, power and Hi-Rel together. Just on power in of itself, could we see that portion more like a double-digit type growth?

Mohan Maheswaran:

Well, we should. I think it will take probably another — I want to say six to eight months — before we start to really get the traction we need. And the Power business is driven by mostly getting out new products and so we have a lot of new products that have come out last year and we’ve got a lot more new products coming out this year. As we get those new products out and we get them designed in, we’ll start to see the revenue pick up.

The reason why I’m more bullish about the Power and Hi-Rel business than I’ve been in the past is that we’ve always promised to get new products out, but we haven’t really got them out. For the first time we’re starting to see the products come out.

We’re seeing new switches, different types of switches, different types of regulators, MOSFET drivers, just a whole bunch of different types of products coming out that are being targeted at different application spaces. This is going to, I think, give us the opportunity to grow this at a faster rate than it’s been for quite some time.

Steve Smigie:

OK. And then just in the long-haul communications portion, talk a little about what is still there? Is there some 40G revenue and I know you’re not investing anymore, but still some 40G roll-out, could that be translated into the data center or something like that?

Mohan Maheswaran:

Let’s be clear. The data center side we’re still investing in and we are doing 40 gig and we’re doing 100 gig, and we’ll do probably beyond that. We will continue to invest in that space. The products that we are not investing in are the 40 gig, 100 gig long-haul SerDes components that came out of the SMI acquisition that were really targeted at the long-haul space. It’s a handful of customers and the ongoing revenue stream is both 40 gig and 100 gig, and it is existing line cards, existing infrastructure.

We believe those will be replacements, there will be add-on equipment for those networks and systems and, as I said, quite often when you have this internal architectural shift to internal ASICs or other products, what happens is when they’re really deployed in the field may see some issues — they may need to go back to the first generation solution. All of those could drive upside for us on the optical side, but I wouldn’t plan on it.

Our plan is at the moment to say, look, that’s kind of where it bottoms out and let’s just leave it at that and move on and we’ll see. Part of the reason for that is that the carrier CapEx push-out has been going on for a while now. I think this is now the third or fourth quarter I’ve been mentioning it. I don’t know that we should just hope that it’s going to come back. When it comes back, we’ll see what transpires.

Steve Smigie:

OK. If I could sneak one last one in. Just within Gennum, outside of the broadcast business, but clock and data recovery, PMD, can you talk a little bit about what products in there will probably be decent drivers over the next year?

Mohan Maheswaran:

Well, they’re all doing very well. The backplane CDR products are doing very well, the low power CDRs are doing very well, so I think those are going to continue to provide growth for us. The PMD products are doing well, amplifiers, the drivers. All are doing quite well. At the moment, part of it is driven by the China infrastructure deployments. I think we’re gaining some share in some of these areas and I think that because of the technology that we, Semtech, have been able to bring to the table and the competencies we’ve been able to help with the Gennum team with and the sales channel also and relationships, I think we’re going to see even more momentum in these areas.

Steve Smigie:	OK. Great. Thank you.

Operator:	Your next question is from the line of Ian Ing with MKM Partners. Your line is open.

Ian Ing:	Yes, sorry if I missed it. Did you report the number of design wins in the quarter and number of new products and how much should we... — given your Advanced Communication’s restructuring?

Mohan Maheswaran:	We did report it. Do you have the numbers? I had in my script, design win numbers and new products.

Sandy Harrison:	From the design win perspective, for the quarter it was 2,398 new design wins.

Mohan Maheswaran:	What was the follow-up?

Sandy Harrison:	New products on the quarter — we introduced 89.

Mohan Maheswaran:	That was for the year.

Sandy Harrison:	Sorry, for the year, yes. I don’t have it by the quarter here.

Mohan Maheswaran:	We’ll get back to you on that.

Sandy Harrison:	We’ll get you that.

Mohan Maheswaran:	Most of that is outside the Advanced Communications 40 gig and …

Steve Smigie:	Record. I got it. Thanks.

Operator:	There are no further questions at this time. I will turn the call back over to our presenters.

Mohan Maheswaran:

OK. In closing, fiscal year 2014 was a mixed year for Semtech. We achieved record revenues, released many new products, achieved record design wins and reduced operating expenses to better align our spending with demand.

We also maintained our non-GAAP gross profit margin at the high end of our target range. Our focus for the coming year will be to invest in new areas to grow the top line and execute on our cost reduction objectives as we strive to achieve our long-term operating target model of $1 billion in revenue, 60 percent gross margins and 30 percent operating margins on a non-GAAP basis.

We believe our end market balance, customer diversification and refined focus with the three new product groups will enable us to continue to return value to our shareholders. With that, we appreciate your continued support of Semtech and look forward to updating you all next quarter. Thank you.

Operator:	Ladies and gentlemen, this concludes today’s conference call and you may now disconnect.

END